
CONSOLIDATED STATEMENTS OF CASH FLOWS                       U S WEST, Inc.
(UNAUDITED)


                                                   Six Months Ended
                                                       June 30,
In millions                                         1999     1998
-----------------------------------------------   -------  --------
OPERATING ACTIVITIES
 Net income                                       $   818  $   778
 Adjustments to net income:
  Depreciation and amortization                     1,175    1,067
  Deferred income taxes and amortization
   of investment tax credits                           74       89
 Changes in operating assets and liabilities:
  Accounts receivable                                  13       11
  Inventories, supplies and other current assets     (120)     (88)
  Accounts payable, accrued expense
   and advance billings                               159      (93)
  Other                                               (50)      55
-----------------------------------------------   -------  --------

Cash provided by operating activities               2,069    1,819
-----------------------------------------------   -------  --------

INVESTING ACTIVITIES
 Expenditures for property, plant and equipment    (1,681)  (1,283)
 Proceeds from (payments on) disposals of property,
   plant and equipment                                (18)      34
 Investment in Global Crossing Ltd. common stock   (2,464)     -
 Other                                                (14)     (52)
-----------------------------------------------   -------  --------

Cash used for investing activities                 (4,177)  (1,301)
-----------------------------------------------   -------  --------

FINANCING ACTIVITIES
 Net proceeds from short-term debt                  2,940    2,060
 Proceeds from issuance of long-term debt              17    3,066
 Repayments of long-term debt                        (280)     (83)
 Net repayments of Old U S WEST short-term debt       -       (198)
 Repayment of Old U S WEST debt in connection
   with the DEX Alignment                             -     (3,829)
 Proceeds from issuance of common stock                42       44
 Dividends paid on common stock                      (538)    (519)
 Dividends paid to Old U S WEST                       -       (183)
 Payment to Old U S WEST for debt refinancing costs   -       (140)
 Return of capital from Old U S WEST                  -         13
 Purchases of treasury stock                          -        (46)
-----------------------------------------------   -------   -------

Cash used for financing activities                  2,181      185
-----------------------------------------------   -------    ------

CASH AND CASH EQUIVALENTS
 Increase                                              73      703
 Beginning balance                                     49       27
-----------------------------------------------   -------   -------
Ending balance                                    $   122  $   730
===============================================   =======   =======
